Question 77C - Submission of matters to a vote of security holders

The annual meeting of the Trust's shareholders was held on April 18, 2001 at which shareholders approved one proposal. The voting results were as follows:

Proposal
To elect as Trustees the following nine nominees, each to serve until the next Annual Meeting of Shareholders and until his or her successor is duly elected and qualified.



                                             Shares      Shares
                                              For       Withheld     Total
P. Kevin Condron:   Number of Votes Cast:    6,777,063     117,040   6,894,103
                    Percentage of Votes Cast    98.30%       1.70%     100.00%

Cynthia A. Hargadon Number of Votes Cast:    6,782,128     111,975   6,894,103
                    Percentage of Votes Cast    98.38%       1.62%     100.00%

Gordon Holmes:     Number of Votes Cast:    6,776,064     118,039   6,894,103
                   Percentage of Votes Cast    98.29%       1.71%     100.00%

John P. Kavanaugh: Number of Votes Cast:    6,778,325     115,778   6,894,103
                   Percentage of Votes Cast    98.32%       1.68%     100.00%

Bruce E. Langton:  Number of Votes Cast:    6,777,543     116,560   6,894,103
                   Percentage of Votes Cast    98.31%       1.69%     100.00%

John F. O'Brien:   Number of Votes Cast:    6,778,450     115,653   6,894,103
                   Percentage of Votes Cast    98.32%       1.68%     100.00%

Attiat F. Ott:     Number of Votes Cast:    6,780,659     113,444   6,894,103
                   Percentage of Votes Cast    98.35%       1.65%     100.00%

Richard M. Reilly: Number of Votes Cast:    6,777,950     116,153   6,894,103
                   Percentage of Votes Cast    98.32%       1.68%     100.00%

Ranne P. Warner:   Number of Votes Cast:    6,774,675     119,428   6,894,103
                   Percentage of Votes Cast    98.27%       1.73%     100.00%